Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

June 18, 2023

by and between

Surgalign Holdings, Inc.,

and

Xtant Medical Holdings, Inc.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of June 18, 2023 by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Purchaser”), and Surgalign Holdings, Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller and certain of its Subsidiaries (excluding the Acquired Subsidiaries) intend to commence a voluntary case (the “Bankruptcy Case”) under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, Seller wishes to sell, or to cause to be sold, to Purchaser and Purchaser wishes to acquire from Seller and its Subsidiaries certain assets related to the Business, and Purchaser desires to assume from Seller and its Subsidiaries, certain specified liabilities, in each case as set forth in this Agreement;

WHEREAS, the transactions contemplated by this Agreement will be consummated pursuant to a Sale Approval Order (as defined below) to be entered in the Bankruptcy Case under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code, and this Agreement and the transactions contemplated herein are subject to the approval of the Bankruptcy Court; and

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the parties hereby agree as follows.

AGREEMENT

1. Definitions

1.1 “Accounts Receivable” means all of Seller’s or its Subsidiaries’ trade accounts receivable and other rights to payment from customers or other third parties with respect to products sold or services performed on or prior to the Closing Date to the extent related to and arising out of the operation of the Business.

1.2 “Acquired Subsidiaries” means (i) RTI Surgical Holdings Luxembourg SARL, (ii) RTI Surgical GmbH, (iii) RTI Surgical Australia Pty. Ltd., (iv) Pioneer Surgical Technology B.V., (v) Pioneer Surgical Technology Spain SL, (vi) Paradigm Spine GmbH, (vii) Paradigm Spine Austria GmbH, (viii) Paradigm Spine Switzerland AG, (ix) Fourth Dimension Spine GmbH, (x) Surgalign UK Limited (f/k/a RTI Surgical UK Ltd), and (xi) RTI Surgical – Singapore PTE LTD.

1.3 “Actions” has the meaning set forth in Section 3.4 hereof.

1.4 “Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons (directly or indirectly through one or more intermediaries) to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting interests or by Contract or otherwise.

1.5 “Agreement” means this Asset Purchase Agreement among the parties set forth on the first page hereof, including, without limitation, all Exhibits and Schedules hereto, as the same may be amended from time to time.

1.6 “Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, plan of arrangement, issuance, financing, recapitalization, amalgamation, liquidation or other similar transaction, including a chapter 11 plan approved by the Bankruptcy Court, or resulting from the Auction, of a material portion of the Purchased Assets (including either the biologics business or the hardware business), in a transaction or series of transactions with one or more Persons other than Purchaser.

1.7 “Ancillary Agreements” means any agreement, instrument or other document to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement and shall include, without limitation, any agreement, instrument, or other document that is set forth in Section 2.7 hereof.

1.8 “Assumed Contracts” has the meaning set forth in Section 2.1(c) hereof.

1.9 “Assumed Liabilities” has the meaning set forth in Section 2.3(a) hereof.

1.10 “Assumption Approval Order” means an Order of the Bankruptcy Court authorizing the assumption and the assignment of the Assumed Contracts to Purchaser, which Order may be a Sale Approval Order.

1.11 “Auction” means the auction of the Purchased Assets.

1.12 “Back-up Bidder” has the meaning set forth in Section 5.4(e)(iii) hereof.

1.13 “Bankruptcy Case” has the meaning given to it in the recitals hereto.

1.14 “Bankruptcy Code” has the meaning given to it in the recitals hereto.

1.15 “Bankruptcy Court” has the meaning given to it in the recitals hereto.

1.16 “Bid Procedures” means the auction, sale and bid procedures approved by the Bid Procedures Order.

1.17 “Bid Procedures Order” means an order approving, among other things, the bid procedures to be used in connection with the sale of the Purchased Assets, substantially in the form attached hereto as Exhibit A, subject to modifications that are reasonably acceptable to Purchaser and Seller.

1.18 “Bid Protections Order” means an order approving, among other things, the bid protections of the Purchaser pursuant to the bid procedures to be used in connection with the sale of the Purchased Assets, substantially in the form attached hereto as Exhibit B, subject to modifications that are reasonably acceptable to Purchaser and Seller.

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1.19 “Business” means the business of designing, developing and manufacturing hardware medical technology and distributing biologics medical technology, in each case as conducted by the Seller and its Subsidiaries; provided, that for purposes of Sections 2.1, 2.2 and 2.3, the “Business” shall not include the business of the Acquired Subsidiaries.

1.20 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by Law to be closed.

1.21 “Cash and Cash Equivalents” means all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments of Seller or its Subsidiaries, and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit.

1.22 “Cash Payment” has the meaning set forth in Section 2.6(a) hereof.

1.23 “Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

1.24 “Closing” has the meaning set forth in Section 2.5 hereof.

1.25 “Closing Date” has the meaning set forth in Section 2.5 hereof.

1.26 “Code” means the Internal Revenue Code of 1986, as amended.

1.27 “Competing Bid” means any bid, offer or proposal contemplating an Alternative Transaction.

1.28 “Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Purchaser, dated December 16, 2021.

1.29 “Consent” means any consent, approval, authorization, license or order of, registration, declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including, without limitation, any security holder or creditor which is necessary to be obtained, made or given in connection with the execution and delivery of this Agreement and/or any Ancillary Agreement, the performance by a Person of its obligations hereunder and/or thereunder and the consummation of the transactions contemplated hereby and/or thereby.

1.30 “Contract” means any written lease, contract, deed, mortgage, license or other legally enforceable agreement or instrument.

1.31 “Contract & Cure Update Schedule” has the meaning set forth in Section 5.5(a) hereof.

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1.32 “Cure Costs” means the amounts, as determined pursuant to the Bid Procedures Order, necessary to cure all of the Debtors’ monetary defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults under any executory contracts or unexpired leases and that must be paid pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code to effectuate the assumption of such executory contracts or unexpired leases by the Debtors and the assignment thereof to the Successful Bidder.

1.33 “Cure Period” has the meaning set forth in Section 7.1(d) hereof.

1.34 “Deal Communications” means all communications (whether before, at or after the Closing and whether in writing, electronic or other form) between internal or external legal counsel and Seller or any of its Affiliates or any of their respective Representatives that relate in any way to the Transactions or the Bankruptcy Cases that are entitled to any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege.

1.35 “Debtors” means the debtors and debtors in possession in the Bankruptcy Case.

1.36 “Delivery Date” has the meaning set forth in Section 5.5(a) hereof.

1.37 “Deposit” has the meaning set forth in Section 2.6 hereof.

1.38 “Designation Deadline” means, with respect to each Assumed Contract, the date that is the later of (x) three (3) days prior to the date of the Sale Hearing and (y) three (3) Business Days after the Assignment Objection Deadline (as defined in the Bid Procedures) related to each such Assumed Contract; provided, however, that (i) with respect to any Assumed Contract that has an Undetermined Cure Cost three (3) Business Days or less prior to the Closing Date, the Designation Deadline for such Assumed Contract shall be five (5) Business Days after such Undetermined Cure Cost becomes a Determined Cure Cost and (ii) with respect to any other Contract, the Designation Deadline for such Contract shall be five (5) Business Days after the later of the date (A) a copy of such Contract is first provided to Purchaser; (B) the Cure Costs for such Contract become a Determined Cure Cost; and (C) Purchaser receives such other documentation or information that is in Seller’s possession related to any cure objection with respect to such Contract as Purchaser may reasonably request pursuant to a written request delivered to Seller within five (5) Business Days of the date that Purchaser receives a copy of such Contract.

1.39 “Designation Notice” has the meaning set forth in Section 5.5(a) hereof.

1.40 “Determined Cure Cost” means, the Cure Cost of any particular Assumed Contract as finally established by the Bankruptcy Court pursuant to the Assumption Approval Order, which may be the Sale Approval Order, or by agreement by the parties to such Contract at the date or time in question.

1.41 “Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution of this Agreement, which shall include but not be limited to each of the Schedules expressly referred to in Section 3 of this Agreement.

1.42 “Disputed Amount Contract” has the meaning set forth in Section 5.5(d) hereof.

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1.43 “Employment Related Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

1.44 “Encumbrances” means collectively and without limitation, any and all mortgages, security interests, conditional sales or title retention agreements, pledges, hypothecations, rights, liens, judgments, interests, encumbrances or claims of any kind or nature whatsoever, including, without limitation, any and all “Claims” as defined in Section 101(5) of the Bankruptcy Code, whether arising by agreement, any statute or otherwise.

1.45 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.46 “ERISA Affiliate” means any Person required at any particular time to be aggregated with any of Seller or any of Seller’s Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

1.47 “Escrow Agent” means Citibank, N.A.

1.48 “Escrow Agreement” means that certain Escrow Agreement, dated as of June 18, 2023 by and between Seller and the Escrow Agent.

1.49 “Excluded Assets” has the meaning set forth in Section 2.2 hereof.

1.50 “Excluded Liabilities” has the meaning set forth in Section 2.3(b) hereof.

1.51 “Final Order” means (a) an Order of the Bankruptcy Court or (b) an Order of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any Order of the Bankruptcy Court, in each case as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or local rules of the Bankruptcy Court, may be filed relating to such Order shall not prevent such Order from being a Final Order.

1.52 “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

1.53 “Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any industry or other non- governmental self-regulatory organizations.

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1.54 “Identified Employee” has the meaning set forth in Section 5.7 hereof.

1.55 “IFRS” shall mean the international financial reporting standards issued by the International Accounting Standards Board as of the date hereof (or, as used in Section 3.9, with respect to any Subsidiary Financial Statements, as in effect as of the date such Subsidiary Financial Statements were prepared).

1.56 “Indemnified Person” has the meaning set forth in Section 5.11(a) hereof.

1.57 “Intellectual Property” means all intellectual property of any kind owned or licensed or purported to be owned or licensed by Seller or any of its Subsidiaries to the extent predominantly used or held for use in connection with the operation of the Business, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including, without limitation, any registrations and applications for any of the foregoing); (iv) trade secrets, proprietary processes, formulae, algorithms, models, and methodologies; and (v) computer software, computer programs, and databases (whether in source code, object code or other form).

1.58 “Intellectual Property Rights” means all proprietary rights and privileges of any kind or nature, however known or denominated, whether arising by operation of law, contractual obligation, or other means, throughout the world, including the right to distribute, exhibit, broadcast, and market Intellectual Property by all means now known or hereafter devised (including over the Internet, World Wide Web, or other computer network).

1.59 “IP Assets” has the meaning set forth in Section 3.5 hereof.

1.60 “Inventory” means all of Seller’s or its Subsidiaries’ inventories (including, without limitation, raw materials, processed scrap, packaging materials, supplies, instruments, work in process, finished goods, spare parts and replacement and component parts and fuel) to the extent predominantly used, or held for use, in connection with the operation of the Business.

1.61 “Knowledge of Seller” means the actual knowledge of any of the individuals listed on Schedule 1.61 of the Disclosure Schedule without inquiry or investigation.

1.62 “Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Entity.

1.63 “Legal Restraint” has the meaning set forth in Section 6.1(a) hereof.

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1.64 “Liability” means any and all Claims, debts, indebtedness, liens, losses, damages, adverse Claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due.

1.65 “Material Adverse Effect” means any state of facts, event, change or effect to the Business, that results in a material adverse effect on the Business, taken as a whole; provided, however, that none of the following state of facts, events, changes or effects (or the results thereof) shall be deemed to constitute a “Material Adverse Effect” and shall not be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred: (a) the execution, announcement or pendency of this Agreement or the filing of the Petition (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its Affiliates as a result thereof) and compliance with the express provisions of this Agreement or the consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of the Business with labor unions, financing sources, customers, employees, suppliers or partners or other business relationships), including the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement, the Bankruptcy Cases or any of the Transactions, (b) actions, omissions, events and circumstances, directly or indirectly, arising out of or caused by the filing or pendency of the Petitions, the Auction, the Bankruptcy Cases or any case commenced by Seller or any of its Affiliates under Chapter 7 of the Bankruptcy Code, (c) actions or omissions taken or not taken by or on behalf of Seller or any its Affiliates at the request of, or with the prior written consent of, Purchaser or its Affiliates, (d) actions taken by Purchaser or its Affiliates, (e) failure of Seller or its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that this clause (e) shall not prevent a determination that any state of facts, event, change or effect underlying such failure has resulted in a Material Adverse Effect, unless such state of facts, event, change or effect is otherwise excepted by this definition), (f) changes or prospective changes in Law or GAAP, IFRS or other applicable accounting principles or standards in the United States or elsewhere, or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (g) volcanoes, tsunamis, effects of climate change, earthquakes, floods, storms, hurricanes, tornadoes, fires, epidemics, pandemics, disease, outbreak, public health crises or acts of god or natural disasters or man-made disasters, in each case, including and any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), (h) any action required to be taken under any Law or Order or any existing Contract relating to the Business by which Seller or its Subsidiaries (or any of their respective properties) is bound, (i) disruptions to the securitization market or changes in general economic conditions, currency exchange rates or United States or international securities, currency, debt or equity markets, (j) general trends, events or conditions generally affecting the industry, markets or geographic areas in which the Business operates, including changes in customer or supplier behavior, (k) local, regional, national or international political or social conditions or any national or international hostilities, acts of terror, cyberterrorism, police action, civil unrest, sabotage, war (whether or not declared) or any escalation or worsening of any such conditions, hostilities or acts, (l) any matter disclosed on the Disclosure Schedules or in any Seller SEC Documents and (m) delisting of the Company’s or its Affiliates securities from any public securities exchange; provided, however, that, in the case of clauses (i), (j), and (k), such state of facts, events, changes or effects shall be taken into effect in determining whether any such material adverse effect has occurred to the extent that any such state of facts, events, changes or effects have a material and disproportionate adverse effect on the Business, taken as a whole, relative to similar businesses, operating in the industry or markets in which the Business operates

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1.66 “Nonparty Affiliates” has the meaning set forth in Section 7.18(a) hereof.

1.67 “Non-Transferred Employee” has the meaning set forth in Section 5.7 hereof.

1.68 “Offer” has the meaning set forth in Section 5.7 hereof.

1.69 “Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final, including by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Approval Order).

1.70 “Original Contract & Cure Schedule” has the meaning set forth in Section 5.5(a) hereof.

1.71 “Outside Date” has the meaning set forth in Section 7.1(b)(iii) hereof.

1.72 “Parent Benefit Plan” means each Employment Related Plan that is sponsored, maintained, administered, contributed to or entered into by any member of the Parent Group for the benefit of an employee or former employee of the Business, other than a Seller Plan.

1.73 “Parent Group” means Seller, its Subsidiaries and their respective Representatives.

1.74 “Permitted Encumbrances” means: (a) Encumbrances for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith, (b) licenses of or other grants of rights to use Intellectual Property Rights pursuant to Assumed Contracts, (c) Encumbrances expressly set forth in the Assumed Contracts, and (d) the Encumbrances disclosed on Schedule 1.74 of the Disclosure Schedules.

1.75 “Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

1.76 “Petition” means the voluntary petition under the Bankruptcy Code filed by Seller with the Bankruptcy Court.

1.77 “Petition Date” means the date on which Seller commences the Bankruptcy Cases.

1.78 “Pre-Closing Period” has the meaning set forth in Section 5.10 hereof.

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1.79 “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

1.80 “Purchased Assets” has the meaning set forth in Section 2.1 hereof.

1.81 “Purchase Price” has the meaning set forth in Section 2.6 hereof.

1.82 “Purchaser” has the meaning given to it in the recitals hereto.

1.83 “Purchaser Default Termination” has the meaning set forth in Section 7.2(b) hereof.

1.84 “Purchaser Escrow Notice” has the meaning set forth in Section 7.2(b) hereof.

1.85 “Purchaser Releasee” has the meaning set forth in Section 7.18(c) hereof.

1.86 “Purchaser Release Period” has the meaning set forth in Section 7.2(b) hereof.

1.87 “Purchaser Releasor” has the meaning set forth in Section 7.18(b) hereof.

1.88 “Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.

1.89 “Retained Businesses” means the businesses of the Parent Group and its Affiliates as of the date of this Agreement (other than the Business).

1.90 “Retained Business Marks” means any trademarks, service marks, trade name rights, associated goodwill and any other similar legal rights to indicia of origin owned by or exclusively licensed to the Retained Business or otherwise associated with the products or services of the Retained Business, including the names “Surgalign” and those set forth in Schedule 1.91 of the Disclosure Schedules and any indicia of origin that is derivative of, or confusingly similar to, such names.

1.91 “Released Claim” has the meaning set forth in Section 7.18(b) hereof.

1.92 “Sale Approval Order” has the meaning set forth in Section 5.4(b) hereof.

1.93 “Sale Hearing” means the hearing to approve the sale of the Purchased Assets, which may be continued to a later date by the Debtors by filing a notice of adjournment prior to, or making an announcement at, such hearing.

1.94 “Seller” has the meaning given to it in the recitals hereto.

1.95 “Seller Escrow Notice” has the meaning set forth in Section 7.2(b) hereof.

1.96 “Seller Plan” means each Employment Related Plan that is sponsored, maintained, administered, contributed to or entered into by Seller or any of its Subsidiaries or any ERISA Affiliate as of or prior to the Closing Date and, in the case of an Employment Related Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, at any time during the five (5) year period preceding the Closing Date, in each case, that is primarily for the benefit of the Transferred Employees and/or former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Business.

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1.97 “Seller Released Claim” has the meaning set forth in Section 7.18(c) hereof.

1.98 “Seller Releasee” has the meaning set forth in Section 7.18(b) hereof.

1.99 “Seller Release Period” has the meaning set forth in Section 7.2(b) hereof.

1.100 “Seller Releasor” has the meaning set forth in Section 7.18(c) hereof.

1.101 “Seller SEC Documents” means collectively, all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits, amendments and supplements thereto) filed or furnished by Seller with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act or the Exchange Act since January 1, 2023 and on or prior to the date hereof.

1.102 “Shared Contracts” means all Contracts that inure to the benefit or burden of, or otherwise relate to both (i) the Business and (ii) the Retained Business.

1.103 “Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or managing member or has the power to direct the policies, management or affairs or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

1.104 “Subsidiary Financial Statements” has the meaning set forth in Section 3.9(a) hereof.

1.105 “Successful Bidder” shall have the meaning set forth in the Bid Procedures.

1.106 “Tangible Personal Property” has the meaning set forth in Section 2.1(d) hereof.

1.107 “Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, provincial, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, without limitation, interest, additions to tax or interest, charges and penalties with respect thereto, and expenses associated with contesting any proposed adjustment related to any of the foregoing.

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1.108 “Termination Fee” has the meaning set forth in Section 7.2(c) hereof.

1.109 “Transactions” means the transactions contemplated by this Agreement and the other Ancillary Agreements, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.

1.110 “Transferred Employee” has the meaning set forth in Section 5.7 hereof.

2. Purchase and Sale of Assets

2.1 Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and subject to the terms and conditions of this Agreement together with any Bankruptcy Court approval that may be required, including the payment by Purchaser of the Purchase Price, at the Closing, Seller hereby agrees to, and to cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller and its Subsidiaries, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all of Seller’s and its Subsidiaries’ right, title and interest in and to all of the assets, properties and rights of Seller and its Subsidiaries solely to the extent predominately used in or predominantly related to the Business (such assets, properties and rights are hereinafter collectively referred to as the “Purchased Assets”), on an “As Is/Where Is” basis. The Purchased Assets include, but are not limited to, the following assets, properties and rights of Seller and its Subsidiaries:

(a) All Inventory, a current list of which is set forth on Schedule 2.1(a) of the Disclosure Schedules;

(b) All Intellectual Property and Intellectual Property Rights, including but not limited to the Intellectual Property and Intellectual Property Rights listed on Schedule 2.1(b) of the Disclosure Schedules, but excluding any potential or actual Claims arising prior to the Closing Date against any member of the Parent Group, any Person operating the Retained Business (but only to the extent pertaining to the operation of the Retained Business), or any Claims arising from the operation of the Retained Business;

(c) All Contracts listed on Schedule 2.1(c) of the Disclosure Schedules to be assumed and assigned to Purchaser or subsequently designated as an Assumed Contract in accordance with Section 5.5(a); provided that Assumed Contracts shall not include any Contracts of Seller or its Subsidiaries (a) not listed on Schedule 2.1(c) of the Disclosure Schedules or designated by Purchaser to be excluded from the list of Assumed Contracts in accordance with the terms of Section 5.4(c), Section 5.5(a) and Section 5.5(d) or (b) listed on Schedule 2.1(c) of the Disclosure Schedules or designated to be added to the list of Assumed Contracts but, in accordance with the terms of Section 5.4(c), Section 5.5(a) and Section 5.5(d), designated by Purchaser to be removed from the definition of Assumed Contracts (such Contracts to be assumed and assigned to Purchaser, the “Assumed Contracts”);

(d) All owned equipment (including, but not limited to, office equipment), computers, servers, workstations, printers, machines, materials, prototypes, tools, supplies, vehicles, furniture, fixtures and improvements to the foregoing identified on Schedule 2.1(d) of the Disclosure Schedules (collectively, “Tangible Personal Property”);

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(e) All personal or mixed property, whether tangible or intangible, to the extent predominately related to the Business, including but not limited to those set forth on Schedule 2.1(e) of the Disclosure Schedules;

(f) All files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) to the extent now, or at the time of the Closing will be, predominately used, held for use in or otherwise necessary for the conduct of, the Business, the Purchased Assets or the Assumed Liabilities, including all financial records, technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, business development, positioning, marketing and sales related material, drawings, technical plans, business plans, budgets, price lists, and lists of customers and suppliers;

(g) All of the outstanding equity securities of the Acquired Subsidiaries; and

(h) All goodwill and other intangibles owned by Seller or its Subsidiaries.

2.2 Excluded Assets. Notwithstanding anything to the contrary herein, Seller shall not cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, any right, title or interest of Seller or any of its Subsidiaries in, any of the following assets, properties and rights (the “Excluded Assets”); provided, however, no asset set forth on a schedule included in Section 2.1 shall be an Excluded Assets except to the extent expressly designated as an Excluded Asset in any such schedule:

(a) All rights of Seller under this Agreement and the Ancillary Agreements, and all cash and non-cash consideration payable or deliverable to Seller pursuant to this Agreement or any other Ancillary Agreement;

(b) All Seller’s or its Subsidiaries’ Cash and Cash Equivalents;

(c) All corporate records, including without limitation, the organizational documents of Seller and its Subsidiaries, accounting documents, tax returns, tax files and records, audit materials, legal records, board and member minutes and related correspondence, stock transfer books, blank stock certificates and other related documents; provided, however, that Purchaser shall be granted reasonable access to, and the right to make copies of, any such documents;

(d) All human resources material including without limitation employment and compensation records and benefits information;

(e) All executory contracts and unexpired leases that are not Assumed Contracts;

(f) All Claims for avoidance, recovery, subordination or other relief and actions of Seller and its Subsidiaries, including, without limitation, any claims arising under Sections 544, 545, 547, 548 549, 550 and 551 of the Bankruptcy Code and any applicable state Law, including any and all proceeds thereof;

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(g) All Seller’s or its Subsidiaries’ known or unknown Claims, causes of action, choses in action, rights of recovery, and rights of set-off of whatever kind or description against any Person, in each case to the extent related to (i) any Excluded Assets or Excluded Liabilities, and (ii) or arising under chapter 5 of the Bankruptcy Code;

(h) All rights, Claims and causes of action against any current or former director or officer of Seller or its Affiliates and all rights, Claims and causes of action under director and officer, fiduciary, employment practices and similar insurance policies maintained by Seller or any of its Subsidiaries;

(i) Any shares of capital stock or other equity interests in Seller or any of its Subsidiaries or any other member of the Parent Group, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests in any of the Seller or any of its Subsidiaries or any other member of the Parent Group, except, in each case, in the Acquired Subsidiaries;

(j) All Seller Plans and all assets owned or held by any Seller Plans;

(k) All Accounts Receivable;

(l) All accounts payable (or other amounts payable) and other intercompany obligations of the members of the Parent Group owed to Seller or any of its Subsidiaries;

(m) Any rights, demands, Claims, credits, allowances, rebates (including any vendor or supplier rebates), reimbursements or rights of setoff (other than against Seller) to the extent not included in the Purchased Assets;

(n) The proceeds of the sale of any Excluded Assets;

(o) All insurance policies and binders;

(p) Any Tax receivable, Tax refund, credit or prepaid Tax relating to Taxes paid by the Business or imposed on the Purchased Assets;

(q) All royalties (other than those related to Purchased Assets, including IP Assets), advances, prepaid assets or deferred charges and expenses (including all lease and rental payments), deposits (including maintenance, customer, and security and other deposits), in each case, primarily relating to the Business and the Assumed Contracts, and which have been prepaid by Seller or any of its Subsidiaries as of the Closing;

(r) All Deal Communications and any attorney-client privilege or expectation of client confidence or any other rights to any evidentiary privilege related thereto; and

(s) Seller’s or any of its Subsidiaries’ right, title and interest to the other assets, if any, set forth in Schedule 2.2. of the Disclosure Schedules.

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2.3 Assumed and Excluded Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), and Seller shall, and shall cause its Subsidiaries to, irrevocably convey, transfer, assign and deliver to Purchaser, only the following obligations, Claims and Liabilities of Seller and its Subsidiaries and no others (collectively, the “Assumed Liabilities”): (i) Liabilities under the Assumed Contracts arising on and after the Closing, and (ii) all Cure Costs related to the Assumed Contracts.

(b) Seller and its applicable Subsidiaries (excluding the Acquired Subsidiaries) shall retain, and shall be responsible for paying or performing when due, or discharging, and shall pay or perform when due, or discharge, and the Purchaser shall not assume or have any responsibility for, any Liabilities of Seller or its Subsidiaries not expressly assumed by Purchaser pursuant to Section 2.3(a) of this Agreement (the “Excluded Liabilities”). The term Excluded Liabilities shall specifically include, without limitation:

(i) Taxes accruing during the Pre-Closing Tax Period;

(ii) Any and all Liabilities to the extent primarily relating to the Excluded Assets;

(iii) Any and all Liabilities of Seller under this Agreement and all legal, accounting, brokerage, investment banking and finder’s fees or other fees and expenses incurred by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby;

(iv) Any and all Liabilities and obligations to current and former employees or contractors of Seller or any of its Subsidiaries;

(v) Any and all Liabilities and obligations arising out of or relating to any line-of-credit or other payable or debt facility or instrument (except to the extent such Liabilities are incurred under an Assumed Contract); and

(vi) All Liabilities related to, associated with or arising out of any action, Claim, suit or proceeding to the extent primarily with respect to the operation of the Business prior to the Closing, whether such action, Claim, suit or proceeding is brought prior to, on or after the Closing.

2.4 Acquired Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Purchased Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities shall include any assets or Liabilities of any of the Acquired Subsidiaries.

2.5 Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures by electronic mail at 9:00 a.m. New York Time no later than the second (2nd) Business Day following the date on which the conditions set forth in Article 6 have been satisfied or, to the extent permitted by applicable Law, waived by either Purchaser or Seller, as applicable, in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at or prior to the Closing), or at such other place and time as Purchaser and Seller may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

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2.6 Consideration. The aggregate consideration to be paid by Purchaser for the Purchased Assets (the “Purchase Price”) shall be the following:

(a) a cash amount equal to $5,000,000, inclusive of the Deposit, as defined below, payable by Purchaser to Seller at Closing by wire transfer or immediately available funds (the “Cash Payment”);

(b) the payment of all Determined Cure Costs to the applicable third parties; and

(c) the assumption of the Assumed Liabilities.

The parties agree to allocate the Purchase Price among the Purchased Assets for all purposes, including financial, accounting and tax purposes, as set forth on Schedule 2.5 of the Disclosure Schedules.

Within one (1) Business Day following the execution of this Agreement, Purchaser shall deposit into a deposit escrow account with the Escrow Agent in the amount of $500,000 (the “Deposit”) by wire transfer of immediately available funds. The Deposit shall be disbursed as provided in Section 7.2(b)(iii). In the event that (a) the Purchaser is not the Successful Bidder at the Auction or the Back-Up Bidder or (b) Purchaser is the Back-Up Bidder but the Successful Bidder and Seller consummate an Alternative Transaction, Seller shall instruct the Escrow Agent to return the Deposit to Purchaser in accordance with the bid procedures approved by the Bid Procedures Order.

2.7 Closing Delivery. Subject to entry of the Sale Approval Order, at the Closing:

(a) Purchaser shall deliver to Seller (i) the Cash Payment, less the Deposit, (ii) evidence of payment by Purchaser of all Determined Cure Costs and (iii) a duly executed certificate from an officer of Purchaser to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(b) Seller shall deliver, or cause to be delivered, to Purchaser the Purchased Assets;

(c) Seller shall deliver, or cause to be delivered, to Purchaser an executed Bill of Sale in the form attached as Exhibit C hereto;

(d) Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, the Assignment and Assumption Agreement in the form attached as Exhibit D hereto;

(e) Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, a copy of the Intellectual Property Assignment in the form attached as Exhibit E hereto;

(f) Seller shall deliver to Purchaser a duly executed certificate from an officer of Seller to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(g) Seller shall deliver, or cause to be delivered, to Purchaser certificates representing all of the equity securities of the Acquired Subsidiaries duly endorsed (or accompanied by duly executed stock or similar powers) by the Seller or Affiliate of Seller owning such equity securities in blank or for transfer to Purchaser, if such equity securities are certificated, or other appropriate instruments necessary to transfer such equity securities to Purchaser in the manner required by applicable Law.

2.8 Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges that may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein (collectively, “Transfer Taxes”) shall be borne and paid by Purchaser.

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2.9 “As Is/Where Is” Transaction. Purchaser acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller and its Subsidiaries for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied, and shall rely, solely upon its own investigation and the express representations and warranties of the Seller set forth in Article 3 of this Agreement (as modified or qualified by the Disclosure Schedules hereto or otherwise as provided herein); and (b) neither Seller, nor any other Person, has made any representation or warranty as to Seller, its Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article 3 of this Agreement (as modified or qualified by the Disclosure Schedules hereto or otherwise as provided herein). SUCH REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE DISCLOSURE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY SELLER, ANY AFFILIATES OF ANY SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW OR RELATING TO MERCHANTABILITY OR FITNESS FOR USE) ARE SPECIFICALLY DISCLAIMED BY THE SELLER. EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE DISCLOSURE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER IS CONVEYING THE PURCHASED ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (I) SUITABILITY OR ADEQUACY (II) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, (III) THE FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO THE BUSINESS AND ANY OF THE PURCHASED ASSETS OR THE CONDITION OF THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (IV) THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES, (V) THE ABSENCE OF PATENT, LATENT OR REDHIBITORY VICES OR DEFECTS, (VI) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS (SURFACE AND SUBSURFACE), (VII) COMPLIANCE WITH APPLICABLE LAWS, (VIII) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION, (IX) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (X) CONTRACTUAL, ECONOMIC, FINANCIAL INFORMATION AND/OR OTHER DATA AND ANY RELATED ESTIMATIONS OR PROJECTIONS MADE IN SALE PRESENTATIONS OR MARKETING MATERIALS, (XI) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (XII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (XIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (XIV) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER WILL BE DEEMED TO BE OBTAINING THE PURCHASED ASSETS IN THEIR PRESENT PHYSICAL STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE AND PURCHASER IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST SELLER ASSOCIATED WITH THE SAME. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN BASED SOLELY ON PURCHASER’S OWN INVESTIGATION OF THE PURCHASED ASSETS AND (B) EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, ANY ANCILLARY DOCUMENTS AND THE DISCLOSURE SCHEDULE, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAS MADE ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, RESPECTING THE PURCHASED ASSETS, ANY PART OF THE PURCHASED ASSETS, THE FINANCIAL PERFORMANCE OF THE PURCHASED ASSETS OR THE BUSINESS, OR THE PHYSICAL CONDITION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT THE CONSIDERATION FOR THE PURCHASED ASSETS SPECIFIED IN THIS AGREEMENT HAS BEEN AGREED UPON BY SELLER AND PURCHASER AFTER GOOD-FAITH ARMS-LENGTH NEGOTIATION IN LIGHT OF PURCHASER’S AGREEMENT TO PURCHASE THE PURCHASED ASSETS “AS IS” AND “WITH ALL FAULTS.”

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3. Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that, subject to entry of the Sale Approval Order and except as set forth in the Disclosure Schedule (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, however, that, disclosure in the Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), the statements in this Section 3 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date.

3.1 Authority. Seller is a corporation duly organized and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall, pursuant to this Agreement, be a party, and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or shall, pursuant to this Agreement, be a party have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

3.2 Title. Seller or its Subsidiaries has good and marketable title to, or a valid interest in, all of the Purchased Assets and, upon the Closing will convey and transfer, or cause to be conveyed and transferred, to Purchaser all of the Purchased Assets, and Purchaser shall receive good and marketable title to, or a valid interest in, all of the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), pursuant to sections 105 and 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code and as set forth in the Sale Approval Order. The Seller and all Subsidiaries transferring any Purchased Assets will be the subject of the Bankruptcy Case and the Sale Approval Order.

3.3 Brokers. Seller has no Liability or obligation to pay any broker, finder or investment banker, any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement and the Ancillary Agreements or the Transactions based upon arrangements made by or on behalf of Seller for which Purchaser could become liable or obligated.

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3.4 Litigation. Except as set forth in Schedule 3.4 of the Disclosure Schedules, other than the Bankruptcy Case, as of the date hereof, there is no Claim, action, suit, proceeding, opposition, challenge, cancellation proceeding or investigation (collectively, “Actions”) pending or, to the Knowledge of Seller, currently threatened against Seller to the extent (i) related to the Business, (ii) that would prohibit Seller from entering into this Agreement or any Ancillary Agreement, or to consummate the Transactions, or (iii) that, to the Knowledge of Seller, could result, either individually or in the aggregate, in any Material Adverse Effect.

3.5 Intellectual Property. Except as otherwise disclosed in Schedule 3.5 of the Disclosure Schedules, Seller or its Subsidiaries possesses all right, title and interest in and to the Intellectual Property and all Intellectual Property Rights inherent therein or appurtenant thereto (all of the foregoing, collectively, the “IP Assets”), and all IP Assets shall be conveyed and transferred to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances).

3.6 Contracts.

(a) Other than with respect to the cure obligations under Section 365 of the Bankruptcy Code, each Assumed Contract, is in full force and effect in all material respects and constitutes a legal, valid, binding agreement, enforceable against Seller or its Affiliates and, to the Knowledge of Seller, each other party thereto, in accordance with its terms. Other than with respect to the cure obligations under Section 365 of the Bankruptcy Code, neither Seller nor any Affiliate of Seller nor, to the Knowledge of Seller, any other party to each such Assumed Contract is in violation or material breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such Assumed Contract. Seller has made available to Purchaser, correct and complete copies of all Assumed Contracts set forth on Schedule 2.1(d) of the Disclosure Schedules.

3.7 Real Property. Seller does not own any real property. Schedule 3.7 of the Disclosure Schedules contains a correct and complete list of each parcel of real property leased, subleased, licensed or occupied to or by Seller or its Subsidiaries that is now, or at the time of Closing will be, primarily used or held for use in or otherwise necessary for the conduct of, the Business (“Leased Real Property”), and includes the parties to such lease, sublease or license, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each such lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease, sublease or license as of the Closing Date. Neither Seller nor any of its Affiliates owes any brokerage commissions with respect to any such Leased Real Property (including any contingent obligation in respect of future lease extensions). Seller has valid leasehold interests in all Leased Real Property and Seller or its Subsidiaries is in possession of each parcel of Leased Real Property. Seller has made available to Purchaser prior to the execution of this Agreement correct and complete copies of all leases set forth in Schedule 3.7 of the Disclosure Schedules (including any amendments and renewal letters) to the Leased Real Property.

3.8 Assets Held by Seller. Without limiting any of the representations and warranties set forth in Section 3 of this Agreement, the Purchased Assets include all tangible and intangible assets, property and rights primarily held for use or used by Seller or its Subsidiaries in, and required for use in the operation of the Business as currently conducted and are sufficient for the operation of the Business as currently conducted by Seller and its Subsidiaries, in all material respects, other than the operations and business conducted with respect to the Excluded Assets.

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3.9 Acquired Subsidiaries.

(a) No Acquired Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any other Person (other than an Acquired Subsidiary). None of the Acquired Subsidiaries are actively engaged in any business that is not related to the Business.

(b) Schedule 3.9(b) of the Disclosure Schedule lists all of the Acquired Subsidiaries and the owner(s) of the outstanding equity securities of each Acquired Subsidiary. Except for the outstanding equity securities of each Acquired Subsidiary that are owned directly or indirectly by Seller, there are no outstanding or authorized, options, warrants, stock appreciation, phantom stock, profit participation, calls, conversion rights, preemptive rights, co-sale rights, voting rights, registration rights, rights of first refusal, rights relating to the transfer of or other similar rights relating to the equity securities of any Acquired Subsidiary (other than this Agreement).

(c) Attached to Schedule 3.9(c) of the Disclosure Schedules are true and complete copies of the internally prepared balance sheet and income statement of the Acquired Subsidiaries on a consolidated basis as, and for the twelve (12) month period ended December 31, 2022 and the three (3) month period ended March 31, 2023 (together, the “Subsidiary Financial Statements”). Except as set forth on Schedule 3.9(c) of the Disclosure Schedules, the Subsidiary Financial Statements present fairly in all material respects the financial condition and results of operations as of the times and for the periods referred to therein for the Acquired Subsidiaries on a consolidated basis.

(d) Except as set forth on Schedule 3.9(d) of the Disclosure Schedules, no Acquired Subsidiary has any liability of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due and whether based on strict liability, negligence, breach of warranty (express or implied)), required by IFRS to be disclosed or reflected on or reserved on a consolidated balance sheet of the Acquired Subsidiaries (or the notes thereto) prepared in accordance with IFRS, other than (i) those accrued, reflected or reserved against in the Subsidiary Financial Statements; (ii) other current liabilities incurred in the ordinary course of business of the Acquired Subsidiaries since March 31, 2023; or (iii) liabilities incurred in the ordinary course of business under contracts which the Acquired Subsidiaries entered into in the ordinary course of business.

4. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller that the statements in this Section 4 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date:

4.1 Authority. Purchaser is a corporation organized and in good standing under the Laws of the State of Delaware. Purchaser has the right and authority to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements and to carry out the obligations hereunder and thereunder, without the need for any further approval of its officers and directors. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements has been taken. Upon its execution and delivery by Purchaser, this Agreement and the Ancillary Agreements will be valid and legally binding obligations of the Purchaser in accordance with their respective terms.

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4.2 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision, instrument, judgment, order, writ, decree or contract applicable to Purchaser or any of its Affiliates, or by which Purchaser or any of its properties or assets are bound or affected, or an event that results in the creation of any lien, charge or encumbrance upon any of Purchaser’s material properties or assets.

4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement and the Ancillary Agreements or the Transactions based upon arrangements made by or on behalf of Purchaser.

4.4 Litigation. There is no Action pending or, to Purchaser’s knowledge, currently threatened in writing against Purchaser that questions the validity of this Agreement or any Ancillary Agreement, or the right of Purchaser to enter into such agreements, or to consummate the Transactions.

4.5 Financial Assurance. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, perform the Assumed Liabilities as they become due in accordance with their terms, to pay for the Determined Cure Costs and pay any other amounts to be paid by it hereunder.

4.6 Good Faith Purchaser. This Agreement and all Ancillary Agreements were negotiated and entered into at arm’s length and, to the Purchaser’s knowledge, in good faith, and Seller and Purchaser did not engage in any collusion with respect to setting or fixing the Purchase Price, and to the knowledge of Purchaser, there are no facts to support a finding that Seller negotiated and entered into this Agreement and all Ancillary Agreements other than in good faith as described in Section 363(m) of the Bankruptcy Code.

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5. Covenants

5.1 Access to Information.

(a) Prior to the Closing Date, Seller shall, during ordinary business hours and upon the reasonable prior request from Purchaser, afford Purchaser, and its Representatives, reasonable access (at the Purchaser’s sole expense) to Seller’s Business, books, records and employees to the extent relating to the Business and the Purchased Assets (including the Acquired Subsidiaries), and shall provide to Purchaser and its representatives such additional financial and operating data and other information as Purchaser shall from time to time reasonably request. Notwithstanding anything to the contrary contained in this Agreement, Seller may restrict the foregoing access and shall not be required to (I) provide any information or access that Seller reasonably believes would violate applicable Law, including antitrust Laws and data protection Laws or the terms of any applicable Contract (including confidentiality obligations) or cause forfeiture of any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege; provided, further, that Purchaser and Seller shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Seller) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information, (II) provide any information relating to the sale process, bids received from other Persons in connection with the Transactions and information and analysis (including financial analysis) relating to such bids, except as required under the Bid Procedures Order or (III) conduct, or permit Purchaser or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation, or other environmental sampling relating to any Leased Real Property. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, bids received from Purchaser and other Persons in connection with the Transactions are in the possession of Seller as of the date of this Agreement and through the Closing will be transferred to Seller prior to, or as of, the Closing and Seller shall not be required to grant access to such documents, materials and other information to Purchaser or any of its Affiliates at any time.

(b) During the Pre-Closing Period, Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser, a weekly report setting forth the cash balance of the Acquired Subsidiaries on a consolidated basis.

(c) From and after the Closing, for a period of ninety (90) days, Seller shall, upon the reasonable request of Purchaser, and at Purchaser’s sole expense, during ordinary business hours, in connection with Purchaser’s and its Representatives’ preparation and audit of the historical financial statements of the Business to the extent required for Purchaser to satisfy its reporting obligations with the SEC, provide access to Seller’s auditors (subject to the execution of any non-reliance and access letters required by any such auditors) and access to pre-Closing books and records relating to the Business; provided, that such cooperation and access would not conflict with any Disclosure Limitations or interfere with Seller’s or its Affiliates’ operations. Nothing in this Section 5.1(c) shall (i) require Seller or any other member of the Parent Group to make any expenditure or incur any obligation on their own behalf or on behalf of Purchaser, or (ii) prohibit Seller from ceasing operations or winding up its affairs following the Closing.

5.2 Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, (i) shall make, or cause to be made, all such filings and submissions under Laws, rules and regulations applicable to it, as may be required to consummate the transactions contemplated herein, in accordance with the terms of this Agreement, (ii) shall use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Entities and non-governmental Persons necessary to be obtained by it, in order to consummate the transactions contemplated herein; provided, however, that, any provision hereof to the contrary notwithstanding, Seller shall have no obligation to pay any fee to any third party (other than any lawful fees assessed by a Governmental Entity) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consent, and (iii) shall use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for him, her or it to fulfill his, her or its obligations hereunder. Seller and Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

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5.3 Further Assurances; Accounts.

(a) Simultaneous with the Closing, Seller shall take, and shall cause its applicable Subsidiaries to take, such steps as may be necessary to put Purchaser in possession and operating control of the Purchased Assets and the Business. At or after the Closing, Seller shall, and shall cause its applicable Subsidiaries to, at the reasonable request of Purchaser, without further consideration, use its commercially reasonable efforts to promptly execute and deliver, or cause to be executed and delivered, to Purchaser such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Purchaser and Seller, and take all such other actions as Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and to more effectively transfer to and vest in Purchaser, ownership in, and to put Purchaser in possession of, all of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(b) Nothing in this Section 5.3 shall (i) require Seller to make any expenditure or incur any obligation on their own behalf (other than reasonable attorneys’ fees incurred by Seller or its Representatives that would normally be incurred in connection with the preparation, review and negotiation of such documentation) or on behalf of Purchaser, (ii) prohibit Seller from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit Seller from taking such actions as are necessary to conduct the Auction, as are required by the Bankruptcy Court or as would otherwise be permitted under Section 5.4.

5.4 Bankruptcy Covenants.

(a) Motions, Orders, etc. Seller and Purchaser each acknowledges that this Agreement and the Transactions are subject to Bankruptcy Court approval. Purchaser acknowledges that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and otherwise best offer possible for the Purchased Assets (as further set out in Section 5.4(e)), and (ii) Purchaser must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assumed Contract. Seller shall use its commercially reasonable efforts to: (i) obtain entry by the Bankruptcy Court of the Bid Procedures Order no later than the date that is 10 calendar days after the Petition Date, (ii) obtain entry of the Bid Protections Order no later than the date that is 21 calendar days after the Petition Date, (iii) ensure that the Auction, which will be conducted in accordance with the Bid Procedures and the Bid Procedures Order, shall be held and closed no later than the date that is 45 calendar days after the Petition Date; provided, that Seller shall not have to comply with this clause (iii) if the Bankruptcy Court enters the Sale Approval Order approving the sale to Purchaser without requiring Seller to hold an Auction pursuant to the Bid Procedures (as approved by the Bid Procedures Order), and (iv) ensure that the Cure Cost/Assignment Objection Deadline shall be scheduled no later than the date that is four (4) days prior to the Sale Hearing. Provided that Purchaser is selected as the Successful Bidder in respect of the Purchased Assets at the Auction, if any, or if no Competing Bid is submitted with respect to the Purchased Assets, each of Seller and Purchaser shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Approval Order no later than on or before the date that is 60 calendar days after the Petition Date. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of such Orders and a finding of adequate assurance of future performance by Purchaser of the Assumed Contracts, including furnishing affidavits or other documents or information, such documentations and information being limited to the documents and information filed publicly by Purchaser with the SEC as of the date such documents and/or information are requested by Seller, for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be provided to Purchaser prior to their filing with the Bankruptcy Court for Purchaser’s prior review. Seller and Purchaser shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, as applicable, the Bid Procedures Order or the Sale Approval Order. Seller shall promptly provide Purchaser and its counsel with copies of all notices, filings and Orders of the Bankruptcy Court that Seller receives pertaining to the motion for approval of the Bid Procedures Order or the Sale Approval Order or any other Order related to any of the Transactions, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise made available to Purchaser and its counsel.

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(b) Sale Approval Order. Without limiting the generality of the foregoing Section 5.4(a), the sale approval order, which shall be filed with the Bankruptcy Court on the timeline set forth in the Bid Procedures Order, shall be reasonably acceptable in form and substance to Purchaser (the “Sale Approval Order”) and shall include provisions, among other things (i) providing that Purchaser shall not incur any Liability as a successor to the Business, (ii) approving the sale of the Purchased Assets to Purchaser on the terms and conditions set forth in this Agreement and authorizing Seller to proceed with this transaction, (iii) stating that any objections filed with respect to the sale of the Purchased Assets, which have not been withdrawn, are overruled or the interests of such objections have been otherwise satisfied or adequately provided for by the Bankruptcy Court, (iv) finding that the Purchase Price represents fair value for the Purchased Assets, (v) finding that the sale is in the best interests of Seller’s estate and creditors, (vi) finding that Purchaser is a good faith purchaser of the Purchased Assets under section 363(m) of the Bankruptcy Code and that the provisions of section 363(n) of the Bankruptcy Code have not been violated, (vii) providing that the sale of the Purchased Assets to Purchaser shall be free and clear of all Encumbrances (other than Permitted Encumbrances) under section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code, (viii) providing that the Bankruptcy Court shall retain jurisdiction, among other things, for the purpose of enforcing the provisions of the Sale Approval Order including, without limitation, compelling delivery of the Purchased Assets to Purchaser and protecting Purchaser against any Encumbrances against Seller or the Purchased Assets, (ix) finding that there are no brokers involved in consummating the sale and no brokers’ commissions are due, (x) providing that the parties hereto shall be authorized to close this transaction immediately upon execution of the Sale Approval Order pursuant to Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure, (xi) authorizing and directing Seller to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (xii) determining that Purchaser is not a successor to Seller or otherwise liable for any of the Excluded Liabilities or Excluded Assets and permanently enjoining each and every holder of any of the Excluded Liabilities or Excluded Assets from commencing, continuing or otherwise pursuing or enforcing any remedy, Claim, cause of action or Encumbrance against Purchaser or the Purchased Assets related thereto, and (xiii) to the extent that there are competing bids, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the Termination Fee. To the extent that there is any inconsistency between this paragraph and the Sale Approval Order, the Sale Approval Order shall govern.

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(c) Assumed Contracts. Seller shall obtain an Assumption Approval Order (which may include the Sale Approval Order) in a form reasonably satisfactory to Purchaser, who may request additions or deletions of Assumed Contracts from the Assumption Approval Order subject to the terms of this Agreement, among other things (i) approving the assumption and assignment of the Assumed Contracts to Purchaser pursuant to, and subject to the provisions of, section 365 of the Bankruptcy Code; (ii) providing that all defaults of Seller under the Assumed Contracts arising or accruing prior to the date of the Closing or the Contract Designation Deadline (if assumed after the Closing), without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in section 365(b)(2) of the Bankruptcy Code, have been cured or will be promptly cured by Purchaser; and (iii) providing that the Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assumed Contract or in applicable Law (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or limits in any way such assignment or transfer. Notwithstanding any provision herein to the contrary, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to or assumed by Purchaser to the extent that such Contract (i) is rejected by Seller or terminated by Seller or the other party thereto, or terminates or expires by its terms, prior to the Closing and is not continued or otherwise extended upon assumption, (ii) is removed from the list of Assumed Contracts by Purchaser in its sole discretion by the delivery of a Designation Notice removing such Contract on or before the applicable Designation Deadline; (iii) is a Shared Contract, or (iv) requires a Consent that the counterparty to such Assumed Contract is entitled to enforce pursuant to the terms of the Bankruptcy Code (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of Seller’s rights under such Contract, if such Consent has not been obtained prior to the Closing. In such event, the Closing will proceed with respect to the remaining Purchased Assets upon the terms and subject to the conditions hereof, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of six (6) months after the Closing Date (or the remaining term of any such Contract or the closing of the Bankruptcy Cases, if shorter), (A) Seller and Purchaser will use their respective commercially reasonable efforts to obtain the Consents with respect to any such Contract and (B) Seller and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need for any Consent, under which Purchaser would obtain the benefits and assume the obligations under such Contracts in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce its rights thereunder for the benefit of Purchaser with Purchaser assuming Seller’s obligations thereunder; provided, in each case, that Seller will not be obligated to pay any consideration or grant any accommodation therefor to any third party from whom Consent is requested, to incur out-of-pocket expenses unless Purchaser funds such amounts or to initiate any Action to obtain any such Consent.

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(d) Other Bankruptcy Covenants. Seller shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the sale of the Purchased Assets, subject to its obligations to comply with any order of the Bankruptcy Court. In the event an appeal is taken, or a stay pending appeal is requested, from any of the foregoing orders of the Bankruptcy Court, Seller shall immediately notify Purchaser of such appeal or stay request and, upon Purchaser’s request, shall provide to Purchaser within one (1) business day after Seller’s receipt thereof a copy of the related notice of appeal or order of stay and Seller and Purchaser shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion. Seller shall also provide Purchaser with written notice of any motion, application, brief or other pleading filed in connection with any appeal from any of such orders.

(e) Competing Transaction.

(i) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of all or any part of the Purchased Assets (whether in combination with other assets of Seller, Seller’s Affiliates or otherwise). Purchaser and Seller acknowledge that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of Seller and other interested parties, providing information about Seller’s business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, if additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an Auction.

(ii) The bid procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bid Procedures Order. Purchaser agrees to be bound by and accept the terms and conditions of the Bid Procedures Order as approved by the Bankruptcy Court in substantially the form attached hereto as Exhibit A. Purchaser and Seller agree that this Agreement and the Transactions are subject to the right of Seller and its Affiliates and Representatives to seek, solicit, invite, encourage, consider, discuss and negotiate higher or better Competing Bids in accordance with the Bid Procedures Order. From the date hereof (and any prior time) and until the Closing, Seller and its Affiliates are permitted to and are permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and Representatives) in connection with a Competing Bid, including, to (and to cause their Representatives and Affiliates to) respond to any inquiries or offers to purchase all or any part of the Purchased Assets (including supplying information relating to the Business and the assets of Seller to prospective purchasers), and to perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law.

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(iii) If an Auction is conducted, and Purchaser is not the prevailing bidder at the Auction but is the bidder with the next highest bid after the Successful Bidder at the Auction, Purchaser shall serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable in accordance with the terms and conditions in the Bid Procedures, and Purchaser shall not terminate this Agreement in accordance with Section 7.1(b)(ii) or (iii), notwithstanding any right of Purchaser to otherwise terminate this Agreement pursuant to Section 7.1 hereof, until the earlier of (i) the Outside Date or (ii) the date of the consummation of an Alternative Transaction. Following the Sale Hearing and prior to the Outside Back-up Date, if the Successful Bidder in the Auction fails to consummate an Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, Purchaser (as the Back-Up Bidder) will be deemed to have the new prevailing bid, and Seller will be authorized, without further Order of the Bankruptcy Court, to consummate the Transactions with Purchaser on the terms and subject to the conditions set forth in this Agreement (as the same may be improved upon in the Auction).

(iv) Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each Assumed Contract. Purchaser agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court. In addition to paying the Cure Costs on or before entry of the Assumption Approval Order, subject to the other terms and conditions of this Agreement, Purchaser shall, from and after the Closing Date, (i) assume all Assumed Liabilities of Seller under the Assumed Contracts and (ii) satisfy and perform all of the Assumed Liabilities related to each of the Assumed Contracts when the same are due thereunder. Notwithstanding the foregoing, except as provided herein, Purchaser shall not be required to provide any form of additional financial security or other monetary support to satisfy any adequate assurance requirements, including, but not limited to, letters of credit, guaranties, deposits or other similar security.

(v) Seller and Purchaser agree, and the motion to approve the Bid Procedures Order shall reflect the fact, that the provisions of this Agreement, including this Section 5.4, are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets and Assumed Liabilities.

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5.5 Cure of Defaults.

(a) No later than ten (10) days after the Petition Date (the “Delivery Date”), Seller shall deliver to Purchaser a schedule (the “Original Contract & Cure Schedule”) which shall contain a list of each available Contract of Seller which Seller shall offer to assign to Purchaser pursuant to Section 365 of the Bankruptcy Code and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost for such Contract shall be designated as, and shall be deemed to be designated as, “$0.00”). From the Delivery Date through (and including) the Designation Deadline, promptly following any changes to the information set forth on the Original Contract & Cure Schedule (including any new Contracts to which Seller becomes a party and any change in the Cure Cost of any Contract), Seller shall provide Purchaser with a schedule (as such schedule may be amended, supplemented or otherwise modified from time to time prior to the Designation Deadline in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”) that updates and corrects such information. Without limiting the foregoing, if, following the Closing, it is discovered that a Contract that should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Seller shall, promptly following the discovery thereof, notify Purchaser in writing of any such Contract and Seller’s good faith estimate of the amount of Cure Costs applicable to such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as, and shall be deemed to be designated as, “$0.00”). Purchaser may, at any time and from time to time through (and including) the Designation Deadline, so long as that deadline is at least one (1) Business Day prior to the entry of an Order of the Bankruptcy Court approving the rejection of such Contract, include in the definition(s) of “Assumed Contracts” any Contract of Seller; provided, that Purchaser shall be obligated to pay any Cure Costs associated with any such Contract. Purchaser may, at any time and from time to time through (and including) the Designation Deadline, exclude from the definition of “Assumed Contracts”, any Contract of Seller (other than any Contract entered into by Seller after the entry of the Sale Approval Order in the ordinary course of business and not in violation of this Agreement); provided, that no such change of the definitions of “Assumed Contracts” referred to in this sentence shall reduce or increase the amount of the Purchase Price, except to the extent of any reduction in the assumption of the Assumed Liabilities as a result of Contracts being excluded from the Assumed Contracts by Purchaser pursuant to this Section 5.5(a) or to the extent the addition of an Assumed Contract to the definition of Assumed Contracts, the Cure Cost (as applicable), if any, associated with such added Assumed Contract. To exercise its rights under this Section 5.5(a) to include Contracts in, or exclude Contracts from, the Assumed Contracts, Purchaser shall deliver one or more written notices (each, a “Designation Notice”) to Seller specifying the Contract(s) to be so included or excluded in compliance with this Section 5.5(a) and the Bid Procedures to be approved by the Bankruptcy Court, and such inclusion or exclusion of any such Contract shall occur automatically (without any further action on the part of, or notice to, any Person) upon the delivery by Purchaser of a Designation Notice to Seller subject to any required approval by the Bankruptcy Court. If any Contract is added to (or excluded from) the Assumed Contracts pursuant to this Section 5.5(a), Seller shall promptly take such steps as are reasonably necessary, including, if applicable, prompt delivery of notice to the non-Seller counterparty to such Contract to cause such Contract to be assumed by Seller and assigned to Purchaser, or excluded or rejected, as applicable. For avoidance of doubt, Purchaser shall only be responsible for the Cure Costs of the Assumed Contracts.

(b) Seller shall be responsible for the verification of all Cure Costs for each Assumed Contract.

(c) To the extent that any Assumed Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Determined Cure Costs related to such Assumed Contract, or any portion thereof, shall be paid by Purchaser; provided, however, that with respect to any Cure Costs that are Undetermined Cure Costs as of the Closing, such Cure Costs, or any portion thereof, shall be paid by Purchaser pursuant to the provisions of Section 5.5(d).

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(d) If any Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, and such Cure Costs will be Undetermined Cure Costs on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different than the amount of Cure Costs proposed by Seller and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then Seller shall provide Purchaser, not less than three (3) Business Days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty. If Seller, with the consent of Purchaser, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract such that the Undetermined Cure Cost for such Disputed Amount Contract does not become a Determined Cure Cost within five (5) Business Days following the Closing Date, then: (i) Purchaser may notify Seller that it is electing not to assume such Contract, and such Contract shall not be an Assumed Contract; (ii) if Purchaser so requests, Seller shall seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court; or (iii) if Purchaser fails to timely to provide either of the forgoing notices, such contract shall not be an Assumed Contract. If the Bankruptcy Court determines that the Cure Cost is greater than the amount or Original Contract & Cure Schedule or if applicable, a Contract & Cure Update Schedule, then, Purchaser shall, within five (5) Business Days of its receipt of the Bankruptcy Court’s order with respect thereto deliver written notice to Seller stating that either: (i) Purchaser is electing not to assume such Contract in which event the Contract shall not be an Assumed Contract; (ii) Purchaser is electing to assume such Contract in which even such Contract will be an Assumed Contract; or (iii) if Purchaser fails to timely to provide either of the forgoing notices, such contract shall not be an Assumed Contract.

(e) Purchaser shall provide information to counter-parties to Assumed Contracts as requested sufficient to establish adequate assurance of future performance of and under the Assumed Contracts within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2) of the Bankruptcy Code.

(f) Notwithstanding the foregoing, Purchaser may, in lieu of paying any Determined Cure Costs (or any portion thereof) with respect to any Assumed Contract directly to the applicable non-Seller counterparty, pay such Determined Cure Cost (or portion thereof) to Seller who shall hold such amount in trust for the benefit of Purchaser without commingling the same with other funds or assets of Seller, and shall promptly deliver such Determined Cure Cost (or portion thereof) to the applicable non-Seller counterparty.

5.6 Use of Certain Marks.

(a) As promptly as practicable but in no event later than ninety (90) days after the Closing Date, Purchaser shall completely and permanently obliterate or remove all Retained Business Marks from all Purchased Assets. On and after the Closing Date, except as expressly otherwise set forth in this Section 5.6, Purchaser shall not and shall not permit any Affiliate to (i) use any Retained Business Mark or (ii) in any way represent that it is, or otherwise hold itself out as being, affiliated with the Parent Group.

(b) Purchaser shall not be entitled to use any Retained Business Marks together with the Purchased Assets or any other trademarks, service marks, trade dress or logos on any stationery or advertising or in any other form or documentation. As soon as practicable after the Closing Date and not later than ninety (90) days thereafter, Purchaser shall cause the Business to take all actions necessary to change any names under which it conducts business to names that do not use any Retained Business Mark or any name confusingly similar to a Retained Business Mark.

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(c) Retained Business Marks are vested in and shall remain vested in Seller or the applicable member of the Parent Group and, notwithstanding anything to the contrary herein, Purchaser shall not obtain any right, title, or interest in, or to, Retained Business Marks. Purchaser hereby acknowledges and agrees that neither it nor the Business nor any Affiliate of Purchaser shall acquire any goodwill, rights or benefits arising from any use of Retained Business Marks and that all such goodwill, rights and benefits shall accrue absolutely to Seller or the applicable member of the Parent Group.

5.7 Employees. From and after the time the Transactions are announced to the public through the date of the Auction, Purchaser may during ordinary business hours contact and communicate with members of management of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) regarding employees of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) to the extent such communications would not conflict with any Disclosure Limitations and such contact and communications do not interfere with Seller’s or its Affiliates’ operations. From and after the time at which Purchaser is selected as the Successful Bidder in respect of the Purchased Assets at the Auction, if any, through the Closing Date or the earlier valid termination of this Agreement in accordance with its terms, Purchaser may during ordinary business hours contact and communicate with the employees of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) identified in Schedule 5.7 of the Disclosure Schedules, which schedule will be prepared by Purchaser within ten days after the date of this Agreement, (“Identified Employees”) regarding employment opportunities with Purchaser; provided, that, such contact and communications shall not interfere with Seller’s or its Affiliates’ operations. Prior to the Closing Date, Purchaser shall make written offers of employment (each, an “Offer”), conditional and effective on the Closing Date, to all Identified Employees. Identified Employees who accept an Offer become “Transferred Employees”. Identified Employees who decline an Offer shall be referred to as “Non-Transferred Employees”. On the Closing Date, Seller shall terminate the employment of the Transferred Employees. Purchaser acknowledges and agrees that it is solely responsible for its decision(s) to offer employment to the Identified Employees. Purchaser further acknowledges and agrees that Seller shall have no involvement or participation in Purchaser’s decision(s) in this regard or with respect to Purchaser’s interviews, offers, employment criteria, employment terms to be offered, or any other aspect of Purchaser’s hiring process, which is exclusively its own. Nothing in this Agreement will be deemed to obligate Purchaser to continue any employment, or dictate the terms or conditions of any employment, for any period. From and after the Closing, Purchaser shall be responsible for all Liabilities relating to wages, salaries, commissions and other amounts, earned or accrued on or after the Closing Date by or in respect of employment by Purchaser of the Transferred Employees.

5.8 Inventory. Within three days prior to the Closing Date, Seller shall provide to Purchaser a schedule listing its good faith estimate of all Inventory as of such date.

5.9 Wrong Pocket.

(a) Subject to the terms of this Agreement and the other Ancillary Agreements, during the six (6)-month period following the Closing, if either Purchaser or Seller becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to Purchaser or that any right, property or asset not forming part of the Purchased Assets has been transferred to Purchaser, it shall promptly notify such other party hereto and Purchaser or Seller, as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of the party that is seeking the assets to be transferred to it and with any necessary prior Consent, to (i) Purchaser, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to Purchaser at or in connection with the Closing, or (ii) Seller, in the case of any right, property or asset not forming part of the Purchased Assets which was transferred to Purchaser at the Closing.

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(b) Seller, on the one hand, and Purchaser, on the other hand, each agree that, after the Closing, each will, to the extent permitted by applicable Law, hold in trust for the other’s benefit and accounts and will promptly transfer and deliver to the other, from time to time as and when received by such party or its Affiliates, any cash, checks with appropriate endorsements, payment of an account, trade, note receivable or other payment or other property or assets that such party or its Affiliates may receive on or after the Closing which properly belongs to such other party or their respective Affiliates pursuant to the terms of this Agreement. For the avoidance of doubt, except as otherwise provided in this Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to Seller, Seller shall promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Business are paid to Purchaser or its Affiliates, Purchaser shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Seller.

5.10 Conduct of Business. During the period from the date of this Agreement through the earlier of (x) the valid termination of this Agreement in accordance with its terms and (y) the Closing (the “Pre-Closing Period”), except (a) to the extent necessary to comply with Seller’s express obligations under this Agreement, (b) as required by applicable Law or Order to which Seller and its Subsidiaries (including the Acquired Subsidiaries) are bound or as required by any Governmental Entity, including as required by any Order of the Bankruptcy Court, (c) as set forth on Schedule 5.10 of the Disclosure Schedules or (d) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause its applicable Subsidiaries to, use commercially reasonable efforts to carry on the Business, and cause each Acquired Subsidiary to carry on its business, in the ordinary course in substantially the same manner as heretofore conducted, provided that neither Seller nor its Subsidiaries shall have requested or shall have consented or otherwise acquiesced to another party’s request for an Order that intentionally or expressly limits or has the effect of limiting Seller’s or its Subsidiaries’ ability to comply with this covenant, other than (y) the distribution of shares of Surgalign UK Limited (f/k/a RTI Surgical UK Ltd) from Surgalign Spine Technologies, Inc. to Seller, and (z) the distribution of shares of RTI Surgical – Singapore PTE LTD from Surgalign Spine Technologies, Inc. to Seller (the distributions contemplated by the foregoing clauses (y) and (z), the “Distributions”). Without limiting the generality of the foregoing, during the Pre-Closing Period, except (a) to the extent necessary to comply with Seller’s express obligations under this Agreement, (b) as required by applicable Law or Order to which Seller and its Subsidiaries (including the Acquired Subsidiaries) are bound or as required by any Governmental Entity, including as required by any Order of the Bankruptcy Court, (c) as set forth on Schedule 5.10 of the Disclosure Schedules or (d) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), provided that neither Seller nor its Subsidiaries shall have requested or shall have consented to or otherwise acquiesced to another party’s request for an Order that intentionally or expressly limits or has the effect of limiting Seller’s or its Subsidiaries’ ability to comply with this covenant, Seller will (i) use commercially reasonable efforts to maintain in all material respects the level and mix of Inventory in the ordinary course of business consistent with past practices, and (ii) cause each of the Acquired Subsidiaries to not transfer or dispose of any of its assets that are material to the Business except (x) sales of inventory in the ordinary course of business, and (y) the Distributions.

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6. Conditions Precedent to Closing.

6.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each of Seller and Purchaser under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in a joint writing by Purchaser and Seller to the extent permitted by applicable Law:

(a) No Legal Prohibition. No Action shall have been instituted and no Order shall have been issued and be in effect, in each case, by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions contemplated hereby (any such Action, Order, statute, rule or regulation, a “Legal Restraint”).

(b) Entry of Order; Appeal. The Bankruptcy Court shall have entered the Bid Procedures Order in accordance with Section 5.4(a), the Sale Approval Order in form and substance reasonably acceptable to Purchaser and Seller in accordance with Section 5.4(b) and any other order in form and substance reasonably acceptable to Purchaser and Seller in accordance with Section 5.4(c) relating to the assignment of the Assumed Contracts, and the Bid Procedures Order, the Sale Approval Order and any other order in accordance with Section 5.4(c) relating to the assignment of the Assumed Contracts, shall not have been stayed.

(c) Acquired Subsidiaries. The Acquired Subsidiaries shall have, in the aggregate, at least €500,000 of unrestricted cash on hand of the Closing Date.

6.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties Accurate. The representations and warranties of Seller set forth in Article 3 (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), except for such failures to be true and correct as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

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(b) Performance by Seller. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Person hereunder on or prior to the Closing Date.

(c) Deliverables. Seller shall have delivered to Purchaser each of the agreements, documents, certificates and other items required to be delivered to Purchaser pursuant to Section 2.7 of this Agreement.

(d) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

6.3 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties Accurate. The representations and warranties of Purchaser set forth in Article 4 (without giving effect to any materiality qualifications set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date).

(b) Performance by Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Person hereunder on or prior to the Closing Date.

(c) Deliverables. Purchaser shall have delivered to Seller each of the agreements, documents and other items required to be delivered to Seller pursuant to Section 2.7 of this Agreement.

7. Miscellaneous

7.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a) any time before the Closing, by mutual written agreement of Seller and Purchaser; or

(b) any time before the Closing, by Seller, on the one hand, or Purchaser, upon written notice, subject to Section 5.4, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided, that neither Seller nor Purchaser may terminate this Agreement pursuant to this Section 7.1(b)(i) unless Seller, on the one hand, or Purchaser, on the other hand, as applicable, has complied in all material respects with its obligations under Section 5.2;

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(ii) Seller enters into a definitive agreement with respect to an Alternative Transaction or the Bankruptcy Court approves an Alternative Transaction; provided, however, that if Purchaser is the Back-Up Bidder at an Auction, then Purchaser may not terminate this Agreement or withdraw its irrevocable offer unless and until such Alternative Transaction has closed;

(iii) the Closing shall not have occurred on or before September 1, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party hereto if such party or its Affiliates is then in material breach of this Agreement that proximately caused the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Seller or Purchaser, as applicable, if the other party hereto or its Affiliates have initiated proceedings prior to the Outside Date to specifically enforce this Agreement which such proceedings are still pending; or

(iv) (x) the Bankruptcy Cases are, without Seller’s consent, converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (y) without Seller’s consent, a trustee under the Bankruptcy Code is appointed in the Bankruptcy Cases.

(c) any time before the Closing, by Seller upon written notice if:

(i) any of the representations and warranties of Purchaser contained in Article 4 shall be inaccurate or shall have become inaccurate, and the condition set forth in Section 6.3(a) would not then be satisfied; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii) Purchaser shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Purchaser and the condition set forth in Section 6.3(b) would not then be satisfied; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii) (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, or waived by Purchaser (other than (x) those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Seller to Purchaser, capable of being satisfied if the Closing were to occur at such time and (y) those conditions which have not been satisfied, in whole or in part, as a result of a breach of this Agreement by Purchaser), (B) Seller has confirmed in writing to Purchaser that all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied, or waived by Seller (other than (x) those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Seller to Purchaser, capable of being satisfied if the Closing were to occur at such time and (y) those conditions which have not been satisfied, in whole or in part, as a result of a breach of this Agreement by Purchaser), (C) Seller has confirmed in writing to Purchaser that Seller is ready, willing and able to effect the Closing and (D) Purchaser does not consummate the Closing within three (3) Business Days following the receipt by Purchaser of such notice;

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(iv) Seller or the board of directors of Seller determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its fiduciary duties;

(v) the Sale Approval Order approved by the Bankruptcy Court differs in any material respect from the form of Sale Approval Order attached hereto as Exhibit F other than any such differences that (x) reflect modifications, amendments or changes to the Sale Approval Order that were made with the prior written consent of Seller, acting reasonably, or (y) do not adversely impact Seller; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein; or

(vi) Purchaser has not funded the Deposit into the deposit escrow account with the Escrow Agent within one (1) Business Day following the date hereof;

provided, however, for purposes of clauses (i) and (ii) of this Section 7.1(c) if an inaccuracy in any of the representations and warranties of Purchaser or a failure to perform or comply with a covenant or agreement by Purchaser is curable by Purchaser, then Seller may not terminate this Agreement under this Section 7.1(c) on account of such inaccuracy or failure (x) prior to delivery of written notice by Seller to Purchaser or during the thirty (30) day period following delivery of such notice or (y) following such thirty (30) day period, if such inaccuracy or failure shall have been fully cured during such thirty (30) day period;

(d) any time before the Closing, by Purchaser upon written notice if:

(i) any of the representations and warranties of Seller contained in Article 3 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 6.2(a) would not then be satisfied; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii) the Sale Approval Order approved by the Bankruptcy Court differs in any material respect from the form of Sale Approval Order attached hereto as Exhibit F other than any such differences that (x) reflect modifications, amendments or changes to the Sale Approval Order that were made with the prior written consent of Purchaser, acting reasonably, or (y) do not adversely impact Purchaser or the Purchased Assets; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii) Seller shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Seller and the condition set forth in Section 6.2(b) would not then be satisfied; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein; or

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(iv) (A) Seller has not provided complete copies of all of the Disclosure Schedules (other than Schedule 5.7) to Purchaser by 1:00 p.m. CT on the date that is fourteen (14) days after the date of this Agreement; or (B) if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion; provided, however, that to terminate this Agreement under this clause (B), Purchaser must provide to Seller notice of termination no later than 5:00 p.m. CT on the date that is five (5) Business Days after receipt by Purchaser of all of the final Disclosure Schedules; provided, further, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(iv) after the date that is the later of (A) one (1) day prior to the hearing before the Bankruptcy Court seeking entry of the Bid Procedures Order and (B) the date that is five (5) Business Days after the date on which Seller delivers all of the final Disclosure Schedules to Purchaser;

provided, however, for purposes of clauses (i) and (iii) of this Section 7.1(d) that if an inaccuracy in any of the representations and warranties of Seller or a failure to perform or comply with a covenant or agreement by Seller is curable by it, then Purchaser may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy or failure (x) prior to delivery of such written notice to Seller or prior to the earlier of (A) the end of the fourteen (14) day period commencing on the date of delivery of such notice or (B) one (1) Business Day prior to the Outside Date (the “Cure Period”) or (y) following the expiration of the Cure Period, if such inaccuracy or failure shall have been fully cured during such Cure Period.

7.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of any party (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates) ; provided, however, that (a) neither Seller nor Purchaser shall be relieved of or released from any Liability for any failure to consummate the Transactions when required pursuant to this Agreement or arising from any intentional breach by such party of any provision of this Agreement and (b) this Article 7 (other than Section 7.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b) Notwithstanding the provisions of Section 7.2(a), above but subject to the provisions herein, Seller shall give written notice to the Escrow Agent (with a copy delivered at the same time to Purchaser) to release the Deposit to Seller (“Seller Escrow Notice”) upon the earliest to occur of (i) the Closing provided however that Purchaser shall have provided written confirmation of the occurrence of the Closing, or (ii) three (3) Business Days after delivery of the Seller Escrow Notice to Escrow Agent and Purchaser (“Seller Release Period”) following the termination of this Agreement by (A) Seller pursuant to Section 7.1(c) (other than clause (iv) and clause (vi) thereof) or (B) Purchaser or Seller for any reason at a time when Seller could have terminated this Agreement pursuant to Section 7.1(c) (other than clause (iv) and clause (vi) thereof) (any such termination described in the foregoing clause (ii)(A), a “Purchaser Default Termination”). In the event that a Seller delivers a Seller Escrow Notice and Purchaser delivers notice to Seller during the Seller Release Period that Purchaser disputes Seller’s right to receive the Deposit, Seller shall direct the Escrow Agent to hold the Deposit until the entry of a Final Order directing the disposition of the Deposit or delivery of instructions regarding the disposition of the Deposit in form reasonably acceptable to both Purchaser and Seller. If this Agreement or the Transactions are terminated other than for a termination which constitutes a Purchaser Default Termination, Seller shall provide written instructions to the Escrow Agent (with a copy delivered to Purchaser) (“Purchaser Escrow Notice”) to, no earlier than three (3) Business Days, nor later than five (5) Business Days, after such instruction (“Purchaser Release Period”), return to Purchaser the Deposit by wire transfer of immediately available funds.

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(c) Notwithstanding the provisions of Section 7.2(a), above, if (a) this Agreement is validly terminated pursuant to Section 7.1(b)(ii), Section 7.1(c)(iv), Section 7.1(d)(i) or Section 7.1(d)(iii), (b) Purchaser is not in material breach of any representation, warranty, covenant or obligation in this Agreement at the time of such termination, and (c) any Alternative Transaction is subsequently consummated, then, if the Bid Procedures Order has been entered, no later than five (5) Business Days following the consummation of such Alternative Transaction, Seller shall pay, or cause to be paid, to Purchaser the Termination Fee (as defined below), by wire transfer, as directed by Purchaser, in immediately available funds, which shall be in addition to the return of the Deposit. If Seller pays the Termination Fee pursuant to this Section 7.2(c), such payment shall, along with the return of the Deposit, be the sole and exclusive remedy of Purchaser against Seller and its Affiliates, Representatives, creditors or shareholders with respect to this Agreement and the Transactions (including such termination and any breach of this Agreement). If the Bid Procedures Order has been entered, (x) Seller’s obligation to pay the Termination Fee pursuant to this Section 7.2(c) shall survive the termination of this Agreement and (y) the Termination Fee shall constitute an administrative expense of Seller under the Bankruptcy Code. “Termination Fee” means an amount equal to $150,000 plus up to an additional $150,000 in Expense Reimbursements (as defined in the Bid Procedures Order), which shall be an amount equal to the Break-Up Fee and Expense Reimbursement, each as defined in the Bid Procedures Order. In no event shall Seller be required to pay the Termination Fee on more than one occasion.

(d) Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Termination Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

7.3 Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.4 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all Laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

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7.5 Reasonable Access. In order to facilitate Seller’s efforts to administer and close the Bankruptcy Case (including, without limitation, the preparation of filings in the Bankruptcy Case and state, local and federal tax returns and other filings, reconciliation of Claims filed in the Bankruptcy Case), removal of corporate and other records and information relating or belonging to entities other than Seller or to Seller that is an Excluded Asset, until the date on which the Bankruptcy Case is closed, (i) Purchaser shall permit any Representative of Seller, including without limitation, any appointed liquidating trustee in the Bankruptcy Case, and other professionals and counsel for any successor to Seller and their respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business and the systems containing such information, books and records, which access shall include the right of such Permitted Access Parties to copy or remove, as applicable (at the option of Purchaser), at such Permitted Access Parties’ expense, such documents and records as they may request solely for the purposes described above and subject to an appropriate confidentiality agreement, and (ii) Purchaser shall permit the Permitted Access Parties reasonable access to Purchaser’s employees free of charge with respect to the foregoing matters up to a period of 26 weeks, provided that such access does not interfere with the duties, obligations and performance such employees owe to Purchaser or its designees. Notwithstanding anything herein to the contrary, Permitted Access Parties shall only be permitted to access and copy information related to the period prior to the Closing.

7.6 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the Bankruptcy Court and the parties hereto will each submit to the exclusive jurisdiction of the Bankruptcy Court for the purposes of adjudicating any such dispute, to the extent the jurisdiction of the Bankruptcy Court is applicable. If the jurisdiction of the Bankruptcy Court is not applicable, any legal action, suit or proceeding arising out of or relating to this Agreement, each and every agreement and instrument contemplated hereby or the transactions contemplated hereby and thereby shall be instituted in any Federal court of the District of Delaware. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (i.e., without regard to its conflicts of law rules).

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

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7.7 Entire Agreement; Interpretation. The terms and conditions of this Agreement, including its exhibits and the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. The terms “includes” and “including” are not limiting. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. Unless a contrary intention appears, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto; and (ii) reference to any Article or Section means such Article or Section hereof unless otherwise indicated. Any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP or IFRS, as applicable. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, territorial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrases “delivered” or “made available”, when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “data room” (virtual or otherwise) established by Seller and/or its Affiliates or Representatives). The word “or” shall be non-exclusive.

7.8 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, email, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Purchaser	If to Seller

Xtant Medical Holdings, Inc. 664 Cruiser Lane Belgrade, Montana 59714 Attention: Sean Browne Email: sbrowne@xtantmedical.com	Surgalign Holdings, Inc. 520 Lake Cook Road Suite 315 Deerfield, Illinois 60015 Attn: Paolo Amoruso Email: pamoruso@surgalign.com
with a copy to:	with a copy to:

Fox Rothschild LLP 33 South Sixth Street Suite 3600 Minneapolis, MN 55402

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attention: Gregory F. Pesce

Email: gregory.pesce@whitecase.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Adam Cieply

Email: adam.cieply@whitecase.com

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Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.10 No Ongoing Obligations. Purchaser shall not have any obligations solely by virtue of the provisions of this Agreement to support, maintain or otherwise continue the business operations of Seller or to otherwise market, promote or develop the Purchased Assets after the Closing Date.

7.11 Survival of Representations and Warranties. None of the representations and warranties of Seller in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and Purchaser shall not, and shall not be entitled to, make any Claim or initiate any action against Seller, its Affiliates or their respective Representatives with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the parties in this Agreement shall survive the Closing, and no party hereto shall, or shall be entitled to, make any Claim or initiate any action against any other party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the parties contained in this Article VII, and Article II and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transactions until fully performed in accordance with its terms.

7.12 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

7.13 No Agency. The parties hereto are independent contractors. Except as may be provided in this Agreement, neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

7.14 Specific Performance. Notwithstanding anything to the contrary contained herein (other than Section 7.2(b) hereof), each party hereto acknowledges that money damages would be incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall (except to the extent Section 7.2(b) is applicable) be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

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7.15 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

7.16 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

7.17 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of Seller, the trustee in the Bankruptcy Cases, if applicable. Except as expressly set forth herein, including in Section 7.18, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Neither party may assign this Agreement nor any of its rights hereunder, other than any right to payment of a liquidated sum, nor delegate any of its obligations hereunder, without the prior written consent of the other, provided, that Purchaser may assign its rights under this Agreement to any Affiliate (so long as (a) such Affiliate is designated in writing by Purchaser to Seller prior to the Closing, (b) Purchaser shall continue to remain obligated in full hereunder and (c) any such assignment would not reasonably be expected to impede or delay the Closing) or to any Person providing financing for the transaction; provided, further, that Seller may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a chapter 11 plan confirmed or a liquidation approved by the Bankruptcy Court.

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7.18 Non-Recourse; Release.

(a) Except to the extent otherwise set forth in the Confidentiality Agreement, all Claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance of this Agreement and the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the parties hereto. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities and causes of action against any such Nonparty Affiliates (except pursuant to this Agreement or the Ancillary Agreements). Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each party hereto disclaims any reliance upon any Nonparty Affiliate with respect to the performance of this Agreement or the Ancillary Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) Without limiting the foregoing, effective as of the Closing Date, Purchaser, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (“Purchaser Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, each of other the members of the Parent Group, and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Seller Releasee in any capacity related to Seller, the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Released Claim”). Each Purchaser Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Released Claim against the Seller Releasees. Notwithstanding the foregoing, each Purchaser Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

(c) Without limiting the foregoing, effective as of the Closing Date, Seller, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (“Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and its past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Purchaser Releasee in any capacity related to Purchaser, the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Seller Released Claim”). Each Seller Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Seller Released Claim against the Purchaser Releasees. Notwithstanding the foregoing, each Seller Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

7.19 Bulk Sales or Transfer Laws. Each of Purchaser and Seller hereby waives compliance by Seller with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

7.20 Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Disclosure Schedule, without the need for repetition or cross reference, to the extent that the applicability to the other Section or Subsection is reasonably apparent on the face of the disclosure (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement, and (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has resulted in and would reasonably be expected to result in a Material Adverse Effect.

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above:

Seller:		Purchaser:

Surgalign Holdings, Inc.		Xtant Medical Holdings, Inc.

By:	/s/ Terry Rich	By:	/s/ Sean Browne
Name:	Terry Rich	Name:	Sean Browne
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

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EXHIBIT A

Bid Procedures Order

EXHIBIT B

Bid Protections Order

EXHIBIT C

Bill of Sale

EXHIBIT D

Assignment and Assumption Agreement

Exhibit E

Intellectual Property Assignment

Exhibit F

Sale Approval Order